EXHIBIT 99.56

                             No. 97-15702




                 IN THE UNITED STATES COURT OF APPEALS
                         FOR THE NINTH CIRCUIT





---------------------------------------
HILTON HOTELS CORPORATION and
HLT CORPORATION,

              Plaintiffs-Appellants,


              -against-


ITT CORPORATION,

                 Defendant-Appellee.

---------------------------------------


               Appeal from United States District Court
                      for the District of Nevada

              BRIEF OF DEFENDANT-APPELLEE ITT CORPORATION

                    Case No. CV-97-00095-PMP (RLH)

SANFORD KINGSLEY         THOMAS F. KUMMER         RORY O. MILLSON
LeBOEUF, LAMB,           VON S. HEINZ             SANDRA C. GOLDSTEIN
GREENE & MacRAE, LLP     KUMMER KAEMPFER          CRAVATH, SWAINE & MOORE
One Embarcadero Center   BONNER & RENSHAW         825 Eighth Avenue
Fourth Floor             3800 Howard Hughes       New York, NY 10019
San Francisco, CA 94111  Parkway, Seventh Floor   (212) 474-1000
(415) 951-1100           Las Vegas, NV 89109
                         (702) 792-7000

Attorneys for Defendant Appellee
ITT CORPORATION

              CORPORATE DISCLOSURE STATEMENT

          In accordance with Federal Rule of Appellate
Procedure 26.1, Defendant/Appellee ITT Corporation ("ITT") states it has no parent corporation. ITT also states that ITT Educational Services, Inc. is its only subsidiary (except wholly-owned subsidiaries) or affiliate that has issued shares to the public.

                           TABLE OF CONTENTS



                                                                  Page

APPELLEE'S COUNTER-STATEMENT OF ISSUES.....................          1

STATEMENT OF JURISDICTION .................................          2

STATEMENT OF THE CASE......................................          3

SUMMARY OF ARGUMENT........................................          4

STATEMENT OF FACTS.........................................          6

     A.  Hilton's Tender Offer and ITT's
         Response..........................................          6

     B.  The Applicable Nevada Law and ITT's
         By-Laws...........................................          7

     C.  ITT's 1997 Annual Meeting.........................         11

     D.  The Understanding of Corporate
         America...........................................         13

ARGUMENT...................................................         16

I.   THE DISTRICT COURT'S DECISION SHOULD BE
     REVIEWED UNDER THE ABUSE OF DISCRETION
     STANDARD..............................................         16

II.  HILTON CANNOT SHOW THAT THE DISTRICT COURT
     ABUSED ITS DISCRETION OR COMMITTED AN ERROR
     OF LAW IN HOLDING THAT NEITHER NEVADA LAW
     NOR THE BY-LAWS REQUIRE ITT TO HAVE A MAY
     MEETING...............................................         17

III. HILTON CANNOT SHOW THAT THE DISTRICT COURT
     ABUSED ITS DISCRETION OR COMMITTED AN ERROR
     OF LAW IN HOLDING THAT THE ITT BOARD DID NOT
     BREACH ITS FIDUCIARY DUTY.............................         24

IV.  HILTON CANNOT SHOW THAT THE DISTRICT COURT
     ABUSED ITS DISCRETION OR COMMITTED AN ERROR
     OF LAW IN HOLDING THAT HILTON FAILED TO SHOW
     IRREPARABLE HARM......................................         31

CONCLUSION.................................................         35

STATEMENT OF RELATED CASES ................................         36

CERTIFICATE OF COMPLIANCE REQUIRED BY CIRCUIT
RULE 32(E)(4)..............................................         36

                         TABLE OF AUTHORITIES

  Cases                                                          Page

AHI Metnall, L.P. v. J.C. Nichols Co.
-------------------------------------
  891 F. Supp. 1352 (W.D. Mo. 1995)........................         31

Anderson v. U.S.
----------------
  612 F.2d 1112 (9th Cir. 1979)............................         17

Apple Computer, Inc. v. Formula Int'l, Inc.
-------------------------------------------
  725 F.2d 521 (9th Cir. 1984).............................         16

Aprahamian v.HBO & Co.
----------------------
  531 A.2d 1204 (Del.Ch. 1987) ............................         30

Baron v. Strawbridge & Clothier
-------------------------------
  646 F. Supp. 690 (E.D. Pa. 1986).........................         34

Betzak Co. v. Bank One Columbus, N.A.
-------------------------------------
  811 F. Supp. 274 (E.D. Mich. 1992).......................         31

Big Country Foods, Inc. v. Anchorage Board of
---------------------------------------------
  Education
  ---------
  868 F.2d 1085 (9th Cir. 1989)............................         16

Blasius Indus., Inc. v. Atlas Corp.
-----------------------------------                            35, 27,
  564 A.2d 651 (Del. Ch. 1988).............................    29, 30

Bracco v. Lackner
-----------------
  462 F. Supp. 436 (N.D. Cal. 1978)........................         12

Coalition to Advocate Pub. Util.
--------------------------------
  Responsibilities, Inc. v. Engels
  --------------------------------
  364 F. Supp. 1202 (D. Minn. 1973)........................         33

Crane Co. v. Lam
----------------
  509 F.Supp. 782 (E.D. Pa 1981)...........................         33

Crank v. Nevada Indus. Comm'n
-----------------------------
  675 P.2d 413 (Nev. 1984).................................         24

Dahl v. HEM Pharmaceuticals Corp.
---------------------------------
  7 F.3d 1399 (9th Cir. 1993)..............................         17

Danaher Corp. v. Chicago Pneumatic Tool Co.
-------------------------------------------
  1986 WL 7001 (S.D.N.Y. 1986).............................      20,30

Dan River, Inc. v. Icahn
------------------------
  701 F.2d 278 (4th Cir. 1983).............................         33

Double O Mining Co. v. Simrak
-----------------------------
  132 P.2d 605 (Nev. 1942).................................         20

ER Holdings, Inc. v. Norton Co.
-------------------------------
  735 F. Supp. 1094 (D. Mass. 1990) .......................     19, 31

Farmers & Merchants Bank v. Federal Reserve Bank
------------------------------------------------
  262 U.S. 649 (1923)......................................         18

Fischer v. C.J. Lawrence & Co.
------------------------------
  481 F. Supp. 357 (S.D.N.Y. 1979).........................         19

Georgia-Pacific Corp. v. Great Northern Nekoosa
-----------------------------------------------
  Corp.
  -----
  727 F. Supp. 31 (D. Me. 1989)............................     32, 22

Gramanz v. T-Shirts & Souvenirs, Inc.
-------------------------------------
  894 P.2d 342 (Nev. 1995).................................         24

Hershfang v. Knotter
--------------------
  562 F. Supp. 393 (E.D. Va. 1983), aff'd,
  725 F.2d 675 (4th Cir. 1984).............................         31

Hyde Park Partners, L.P. v. Connolly
------------------------------------
  839 F.2d 837 (1st Cir. 1988).............................         33

International Banknote Co., Inc. v. Muller
------------------------------------------
  713 F. Supp. 612 (S.D.N.Y. 1989).........................         31

Kidsco Inc. v. Dinsmore
-----------------------
  674 A.2d 483 (Del. Ch.) aff'd, 670 A.2d 1338                  19,25,
  (Del. 1995)..............................................     26, 27

In re McLinn
------------
  739 F.2d 1395 (9th Cir. 1984)............................         16

Nevada ex rel. Flagg v. Board of Trustees
-----------------------------------------
  4 Nev. 400 (1868)........................................         21

Nevada ex rel. Curtis v. McCullough
-----------------------------------
  3 Nev. 202 (1867)........................................     21, 33

Nevada ex rel. Sears v. Wright
------------------------------
  10 Nev. 167 (1875).......................................         20

Northwest Environmental Advocates v. City of
--------------------------------------------
  Portland
  --------
  56 F.3d 979 (9th Cir. 1995), cert. denied,
  116 S.Ct. 2550 (1996)....................................     16, 24

Ocilla Indus., Inc. v. Katz
---------------------------
  677 F. Supp. 1291 (E.D.N.Y. 1987)........................     14, 20

Saxon Indus., Inc. v.NKFW Partners
----------------------------------
  488 A.2d 1298 (Del. 1984)................................         20

Sega Enters., Ltd. v. Accolade, Inc.
------------------------------------
  977 F.2d 1510 (9th Cir. 1992)............................         16

Shoen v. Amerco
---------------                                                25, 29,
  885 F. Supp. 1332 (D. Nev. 1994).........................    30, 31

Silver v. Farrell
-----------------
  450 N.Y.S.2d 938 (N.Y. Sup. Ct. 1982)....................         20

Sports Form, Inc. v. United Press International,
------------------------------------------------
  Inc.
  686 F.2d 750 (9th Cir. 1982).............................         16

Stahl v. Apple Bancorp, Inc.
----------------------------                                 17, 25-27
  579 A.2d 1115 (Del. Ch. 1990)............................      29-31

Stanley v. University of S. Cal.
--------------------------------
  13 F.3d 1313 (9th Cir. 1994).............................         17

Stroud v. Grace
---------------
  606 A.2d 75 (Del. 1992)..................................         25

Topper Acquisition Corp. v. Emhart Corp.
----------------------------------------
  Civ. No. 89-001100R, 1989 WL 513034 (E.D. Va.
  March 23, 1989)..........................................         32

United States v. McConney
-------------------------
  728 F.2d 1195 (9th Cir. 1984)............................         17

Unocal Corp. v. Mesa Petroleum Co.
----------------------------------
  493 A.2d 946 (Del. 1985).................................     25, 28

Williams v. Geier
-----------------
  671 A.2d 1368 (Del. 1996)................................         30

WLR Foods, Inc. v. Tyson Foods, Inc.
------------------------------------
  65 F.3d 1172 (4th Cir. 1995), cert.
  denied,116 S. Ct. 921 (1996).............................         28

Wyser-Pratte v. Smith
---------------------
  1997 WL 153806 (Del. Ch. March 18, 1997).................         30


Statutes and Rules
------------------

Del. Gen. Corp. L. Section 211.............................         14

Fed. R. App. P. 52(a)......................................         17

Ind. Code Section 2 31-29-1(a).............................         14

NRS 78.115.................................................          7

NRS 78.120.................................................   7, 8, 19

NRS 78.138.................................................  7, 8, 12,
                                                                    28

NRS 78.330.................................................  8, 9, 17,
                                                            18, 20, 21

NRS 78.340.................................................          9

NRS 78.345................................................. 8, 14, 18,
                                                            19, 20, 21

N.Y.B.C.L. Section 603.....................................         14

NYSE Rule 401.03...........................................         11

SEC Rule 14a-13(a)(3)......................................         11


Treatises
---------

Keith P. Bishop, Nevada Corporation Law & Practice
  Section 7.15 (1993)......................................         28

3 Corbin on Contracts
  Section 551 (1960).......................................         18

           APPELLEE'S COUNTER-STATEMENT OF ISSUES

          1. Did the District Court abuse its discretion or commit an error of law in denying the mandatory injunctive relief sought?

          2. Does a Nevada corporation have to hold an annual meeting every 12 months where both Nevada law and the corporation's by-laws give the board of directors discretion to determine the date of the annual meeting and the only limit under Nevada law and the by-laws is that the Board should hold an annual meeting every 18 months?

          3. Do the directors of a Nevada corporation breach their fiduciary duty by not scheduling the corporation's annual meeting within 12 months of the last annual meeting where the directors, in accordance with Nevada law and the corporation's by-laws, are responding to a clearly inadequate tender offer in good faith and with a view to the interests of the corporation?

          4. Does a hostile bidder that wishes to elect directors to advance its clearly inadequate offer suffer irreparable injury if the annual meeting is not held at the time the bidder wants where (a) Nevada law and the corporation's by-laws do not require the meeting to be held at that time, (b) the bidder has publicly acknowledged that the meeting need not be held at that time, and (c) the bidder has publicly asserted that holding the meeting at a later date will not adversely affect its offer?

                  STATEMENT OF JURISDICTION

          ITT agrees with the Statement of Jurisdiction submitted by Hilton Hotels Corporation and HLT Corporation.

                    STATEMENT OF THE CASE

          In January 1997, Hilton Hotels Corporation and HLT Corporation (collectively "Hilton") announced a tender offer for the stock of ITT, together with a proposed merger of ITT and Hilton. Hilton's opportunistic offer was designed to take advantage of the temporarily depressed price of ITT's stock and did not reflect the true value of the stock. Indeed, ITT's stock has consistently traded above the offer price every day since Hilton's announcement.

          ITT's Board of Directors (the "Board"), after receiving advice from its financial and other advisors, determined that it would not be in the best interests of ITT's stockholders to pursue Hilton's offer. Instead, the Board determined to refine ITT's long-term strategic plan and to pursue alternative means of providing ITT's stockholders with higher value.

          Hilton has never argued--either in the District Court or to ITT stockholders--that its $55 price is adequate. Nor has Hilton ever argued--either in the District Court or to ITT stockholders--that ITT's refined strategic plan or the actions taken pursuant to that plan are somehow improper. Indeed, Hilton has publicly stated that it is "pleased" with those actions and has even claimed in this Court that ITT's refined strategic plan is Hilton's plan.

          Hilton's challenge instead relates to its attempt to force ITT to accept its inadequate offer by the nomination of directors committed to the merger and its request for a May 1997 annual meeting in order to stampede ITT's stockholders to vote for the Hilton nominees. Hilton, whose interests as a potential purchaser are obviously adverse to those of ITT's stockholders as potential sellers, wants to force through its inadequate and coercive offer and cut off the Board's good faith efforts to carry out the task given it under Nevada law of enhancing value and protecting the interests of stockholders and other concerned constituencies in the face of an inadequate offer.

          The District Court denied Hilton's request for mandatory injunctive relief compelling ITT's Board to set a May 1997 meeting date. The District Court held that:

          -- ITT is not required by Nevada law or its by-laws to conduct its annual meeting in May
               1997 (ER 971);

          -- when the annual meeting has not been set and is not required to be set, failure to hold the meeting in May is not a breach of the directors' fiduciary duty (ER 974); and

          -- Hilton would not suffer irreparable harm if the meeting were not held in May. (ER 975-76)

                     SUMMARY OF ARGUMENT

          Appellate review of the District Court's denial of a preliminary injunction is "very limited"; this Court will reverse only if the District Court abused its discretion or committed an error of law. The deference to the District Court is particularly appropriate here. Not only does this case involve issues of fact as well as law, but Hilton's request for mandatory relief is subject to heightened scrutiny and could not have been granted unless the facts and law clearly favored Hilton. See Point I, infra.

          Hilton cannot meet this (or any other) standard of review; Hilton cannot show that the District Court abused its discretion or committed any error of law:

          First, Hilton has not convincingly challenged the District Court's finding that "neither Nevada law nor ITT's by-laws require that the 1997 annual meeting be conducted in May" (ER 971). Indeed, Nevada law and ITT's by-laws expressly grant the ITT Board discretion to determine the date of the annual meeting, and the only statutory or contractual limit on this discretion is that the Board should hold the meeting within 18 months of the last annual meeting. Hilton knows this; its Chief Executive Officer has publicly admitted that ITT need not hold its annual meeting in May. See Point II, infra.

          Second, Hilton has not convincingly challenged the District Court's finding that "Hilton has failed to demonstrate that ITT has breached its fiduciary duty to shareholders by failing to schedule an annual meeting for May 1997" (ER 975). The undisputed facts are that the Board has acted in good faith and with a view to the interests of the corporation, as required by Nevada law, in responding to Hilton's clearly inadequate offer. Indeed, since Hilton did not adduce any facts--and has indeed taken no discovery--to show that the Board is motivated by an improper motive, Hilton failed to show a violation of the Delaware caselaw that it cites. And that very caselaw holds expressly that, since the Board has not set a meeting date, there can be no claim for an inequitable interference with the stockholder franchise. See Point III, infra.

          Third, Hilton has not convincingly challenged the District Court's finding that Hilton will not suffer irreparable harm since "there is no impairment of the shareholder franchise in this case because no annual meeting of shareholders has yet been set and the time for conducting the annual meeting has not yet expired" (ER 975). Not only does Hilton have no right to a meeting in May, but it has in fact publicly stated its view that a later meeting will not adversely affect its offer.
See
Point IV, infra.

                     STATEMENT OF FACTS

          A. Hilton's Tender Offer and ITT's Response In
January 1997, Hilton announced a tender offer for 50.1% of the common stock of ITT at a price of $55 per share and proposed a stock merger for the rest. ER 290-91, 301.

          ITT's Board considered Hilton's offer and unanimously voted to recommend that ITT's stockholders reject the offer. ER 291-92, 301. One reason for this recommendation is the clear inadequacy of the offer as described by ITT's financial advisors. ER 351. The stock market confirms the inadequacy of Hilton's offer--ITT's stock has traded above the offer price every day since
Hilton's announcement. ER 324. Indeed, as of February 28,
1997 (two days after Hilton moved for an injunction with respect to the annual meeting), only about 2/3 of 1% of the outstanding shares had been tendered to Hilton. ER 644.

          In the face of Hilton's inadequate and coercive two-tiered offer, ITT and its advisors are continuing to refine ITT's long-term strategic plan and are pursuing means of ensuring that ITT's stockholders realize the full, long-term benefits of their investment and that

ITT's other constituencies whose interests may be considered under Nevada law are protected adequately. ER 292, 294, 350, 352.[1] ITT is delivering value through transactions such as the recent sale of ITT's interest in Madison Square Garden, which resulted in ITT nearly doubling its investment in two years. ER 293-94.[2]

          Hilton has never argued--either in the District Court or to ITT stockholders--that its offer is adequate. See App. at 3. Indeed, Hilton has stated that it knows it must revise its offer before stockholders will take it seriously. SER 184-85. And Hilton has never argued-- either in the District Court or to ITT stockholders--that ITT's refined strategic plan or the actions taken pursuant to that plan are somehow improper. Indeed, Hilton has publicly stated that it is "pleased" with those actions. ER 424. And Hilton has asserted in this Court that ITT's refined strategic plan is Hilton's plan. App. at 2.

--------

     [1] If they are to be implemented reasonably, these efforts take time. ER 303-04, 322, 324, 338-39, 350. In fact, Hilton's Chief Executive Officer has specifically warned against the dangers of a "fire sale". ER 642.

     [2] Contrary to Hilton's assertion, ITT has not "abandoned its previous corporate strategy" and "adopt[ed] what is, in essence, Hilton's strategy". Brief of Plaintiffs-Appellants Hilton Hotels Corporation and HLT Corporation ("App.") at 9. Ever since ITT came into existence in its present form in late 1995 (as a result of the split-up of its predecessor), ITT's strategy has been to divest its non-core assets. ER 293-94. Although the Madison Square Garden sale represented a change in strategy, it was an extremely advantageous transaction. ER 294, 424.

          B. The Applicable Nevada Law and ITT's By-laws.

          The business of a Nevada corporation "must be managed by a board of directors", which has "full control over the affairs of the corporation". NRS 78.115, 78.120. Directors must "exercise their powers in good faith and with a view to the interests of the corporation". NRS 78.138(1). In this regard, directors "may resist a change of control of the corporation" if they determine that the change is "not in the best interest of the corporation", including "the interests of the corporation's employees, suppliers, creditors and customers", "the economy of the state and nation", "the interests of the community and of society", and "the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation". NRS 78.138(3), (4).

          Nevada law and ITT's by-laws confirm that the Board's authority to manage the affairs of the corporation, including when a change of control is threatened, encompasses the discretion to determine the date of the annual meeting, subject only to the statutory limit. Thus, Nevada law expressly provides that the board of directors has "the authority to set the date, time and place for the annual meeting of the stockholders" (NRS 78.330(1))[3]; the ITT by-laws provide the same (ER 163). The only statutory limit[4] on this discretion is contained in NRS 78.345(1), which provides that:

     "If any corporation fails to elect directors within 18 months after the last election of directors required by NRS 78.330, the district court has jurisdiction . . .
     to order the election of directors in the manner required by NRS 78.330."

          Nevada law and the ITT by-laws provide further that the "term of office" for directors is from one "annual meeting required by NRS 78.330" until the next. Indeed,
Section 2.2 of ITT's By-laws, which defines the "term of office of directors", as its title describes, provides that:

     "Each Director shall hold office until the next annual
     meeting of stockholders . . . ." ER 168.

Similarly, Nevada law provides that "every director shall continue to hold his office and discharge his duties until his successor has been elected" (NRS 78.340), as do ITT's by-laws (Section 2.2 (ER 168)). Indeed, Hilton conceded below that Section 2.2 "provides that the incumbent

--------
     3 Nevada law provides that, with an immaterial exception, "the directors of every corporation must be elected at the annual meeting of the stockholders". NRS
78.330(1).

     4 As the District Court properly found, ITT's by-laws do not limit the Board's discretion (ER 974); and, in addition, ITT's by-laws cannot possibly create a contractual limit on this discretion because Nevada law and ITT's by-laws give the Board the power to amend the by-laws. See NRS 78.120(2); ITT By-law Section 13 (ER 191); ER 332-33;
see also n. 16, infra.

directors continue in office until their successors are qualified". SER 10.[5]

          Hilton always understood that Nevada law and the ITT by-laws do not require a May meeting. Thus, during a January 28, 1997 teleconference with industry analysts, Hilton's Chief Executive Officer stated, in response to a question regarding whether ITT could delay its annual meeting: "I am advised by counsel that they can delay it for a couple of months." ER 428.[6]

          Moreover, Hilton's litigation strategy is consistent with its understanding that ITT's annual meeting does not have to be held in May.[7] Hilton did not

--------
     5 Hilton's reference to the "succeeding year" in Section 1.3
(App. at 16-17) is simply misleading.

     6 Mr. Bollenbach declined to be more specific on what he meant by "several months". Id. Since there is no principled basis on which to draw any distinction between a "couple of months" and the longer period specified in NRS 78.345, it is therefore clear that even Hilton does not believe its own lawyer's argument that the by-laws require a meeting in May, especially since Hilton is obviously also on notice that the by- laws are subject to amendment by the Board. ITT has not had to take discovery of Hilton to find out the specific advice of counsel that Mr. Bollenbach waived publicly. See p. 15, infra.

     7 The same is true of Hilton's regulatory strategy. As briefed more fully in ITT's Memorandum in Opposition to Hilton's Emergency Motion, Hilton waited until March--over a month after it announced its offer--before filing applications for the necessary regulatory approvals with the Federal Communications Commission and the New Jersey gaming authorities. SER 156-58. After delaying these applications for over a month, Hilton tried to circumvent the statutory procedures, and ITT objected, as it was entitled to do, on the ground that Hilton had not complied with the statutory requirements. ER 875-77, 879-83, 929-32. ITT also filed a brief in Nevada, at the request of the Nevada gaming authorities, in connection with Hilton's ruling request there.

file its motion until a month after it filed its complaint, which claimed the relief sought in the motion. And even after it moved, Hilton failed to seek an expedited briefing schedule. This lack of urgency should be contrasted with Hilton's awareness, as indicated in its initial moving papers, that, for legal and practical reasons, ITT requires at least 60 days lead time to take the steps necessary to prepare for an annual meeting and that ITT had not yet begun taking those steps. SER 157- 58; see SEC Rule 14a-13(a)(3); NYSE Rule 401.03.[8]

--------
There is no truth to Hilton's argument (App. at 12) that Hilton's delay in obtaining regulatory approvals is ITT's fault. At no time has ITT suggested that any of the agencies delay ruling on Hilton's applications. To the contrary, ITT agreed to an expedited schedule in the FCC (ER 813, 883-84), ITT requested an expedited decision in New Jersey (ER 933), and ITT met the Nevada Board's request for a response. Although Hilton filed voluminous papers in the District Court asserting that the FCC and New Jersey gaming approvals would be obtained by mid-April, in time for a hypothetical May meeting (ER 775, 811-12, 902, 909, 913), Hilton has not yet made any SEC filing to indicate that either of these approvals has been obtained.

     8 In its reply in support of its Emergency Motion, Hilton argued that it was not concerned about the lack of expedition because it believed that it would still be possible to hold a meeting by the end of May as long as the District Court ruled by April 17--the date of oral argument before the District Court. That argument is refuted by SEC Rule 14a-13(a)(3) and NYSE Rule 401.03; the former requires 20 business days between the date on which notice of the annual meeting is sent to stockholders and the record date, and the latter recommends that a further 30 days be allowed between the record and meeting dates to allow for the solicitation of proxies. Not only did Hilton advance no precedent for its assertion that the periods under the SEC Rule and the NYSE Rule should occur concurrently, but at ITT's prior annual meeting there was a period of 50 days--not 30--between the record date and the meeting date. SER 159; ER 192. Thus, even

     C.  ITT's 1997 Annual Meeting

          ITT's Board has not yet established the date for its 1997 annual meeting. ER 359.[9] ITT's Board was, and is, considering the numerous, complex issues raised by Hilton's hostile takeover attempt, its proposed second- step squeeze out merger and its proxy solicitation. ER 292-93, 359. The Board's actions have been taken, and will be taken, with a view to the interests of the corporation, its stockholders and the other constituencies whose interests are recognized by Nevada law. Id. ITT's Board, of which only two of the eleven are ITT employees, is not attempting to entrench itself. ER 294, 359-60.[10]

--------

if the District Court had ruled on April 17 in Hilton's favor, the meeting could not have been held before mid to late June.

     [9] Contrary to Hilton's assertion (App. at 3, 20), ITT has not held its annual meeting in May every year for the last 20 years. ITT itself has only had one prior annual meeting. ER 292-93. The fact that its predecessor held annual meetings in May is of little significance. We note also that ITT's predecessor did not have its meetings on the 365-day cycle that Hilton now urges (ER 192) and that because ITT's predecessor was a Delaware corporation, it was required by statute to hold annual meetings within 13 months of each other. See Del. Gen. Corp. L. ss. 211. Nevada has adopted a different rule, and only requires a meeting every 18 months. NRS 78.345(1).

     [10] Hilton's reliance on a statement by Mr. Weadock, ITT's Senior Vice President in charge of its Sheraton hotels operation, as an "acknowledgment of entrenchment" (App. at 12) is misplaced. We note, as a preliminary matter, that (a) Hilton's claim is not even one of entrenchment, but of interference with the stockholder franchise; and (b) this hearsay statement is entitled to no weight (Bracco v. Lackner, 462 F. Supp. 436, 442 n.3 (N.D. Cal. 1978)). And on the "merits" of Hilton's argument of "entrenchment", we note that Mr. Weadock is not on the ITT Board or even a senior officer of the company whose responsibilities

          A stockholder vote in May would have handcuffed the Board at exactly the point when its stockholders and other constituencies most rely on it to protect their interests. ER 318, 322, 325-26, 352. Additional time has allowed and will allow ITT to refine and implement its strategic plan in a value-enhancing manner. ER 303, 305- 07, 317-29, 350-53. In addition, the actual value of Hilton's proposed transaction is uncertain. ER 44-45. Contrary to Hilton's assertion (App. at 12-13), these uncertainties are not ITT's fault--many of them are of Hilton's own making. For example, the regulatory uncertainties are the result of Hilton's own attempts to circumvent statutorily-mandated consent procedures in an effort to make up time lost because of Hilton's delays in

---------

include dealing with the Hilton bid. ER 295-97. Moreover, this reported statement is perfectly consistent with a considered belief that the Hilton transaction is not in the best interests of ITT, its stockholders and the other constituencies required to be taken into account under NRS 78.138(3)-(4)--indeed, Mr. Weadock reportedly went on to indicate that he believed the Hilton offer was inadequate. ER 721. Hilton's hyperbole--that it is "difficult to imagine a more bare-faced acknowledgment of entrenchment" (App. at 12)--is just that, hyperbole. At least Hilton's argument below--namely, that the ITT Chairman was trying to entrench himself (SER 20-21)--related to a Board member. The problem with that theory was that ITT's Chairman had been offered a "generous" position by Hilton's Chairman (ER 298) and by Hilton's counsel (SER 109). In fact, Hilton has chosen not to seek any discovery with respect to the Board's intent (or any other issue) but to rely exclusively for "evidence" of "entrenchment" on this single reported statement by a non-director employee.

seeking consent.[11] Similarly, Hilton could have resolved many of the uncertainties regarding the value and terms of the Hilton transaction by making its offer more specific. Instead, Hilton made the terms of its offer deliberately vague.

     D.  The Understanding of Corporate America.

          An "annual meeting" does not have to be held every twelve months. As the District Court found:

          "The Court finds persuasive the Affidavit of Professor John C. Coffee, Jr., that the term 'annual meeting' at issue must be understood as an adjective which 'distinguishes the regular meeting for the election of directors [from] other special meetings called by the board for the stockholders.'" ER 971.

          The record evidence supports the District Court's finding.

          Not only is there the unrebutted evidence in Professor Coffee's affidavit (ER 330, 333-39), but statutes in several other states show that the phrase "annual meeting" does not in itself require a meeting every twelve months. For example, the Comment to Indiana

--------

     [11] The burden of non-consummation of the Hilton offer would be shifted to the ITT stockholders and away from Hilton if Hilton were to force ITT's stockholders to decide on the proposal before the regulators have to. ER 326-27. Moreover, if the regulatory approvals take time, there is even less reason for ITT's stockholders to make an immediate decision. ER 327.

Code 23-1-29-1(a), which requires that a shareholders meeting be held "annually", states:

     "While subsection (a) requires a corporation to hold annual meetings, it does not . . . specify a time period within which the meeting must be held. The relevant time period under the BCL is established by IC 23-1-29-3, which authorizes any shareholder to apply for a court-ordered meeting if an annual meeting is not held within the earlier of six months after the end of the corporation's fiscal year or fifteen months after the last annual meeting."

In Indiana, as in Nevada, Delaware and New York, stockholders can move to compel an "annual meeting" if one has not been held within a specified period--18 months in Nevada and 13 months in New York and Delaware--after the last meeting. See NRS 78.345(1); Del. Gen. Corp. L. ss. 211; N.Y.B.C.L. ss. 603. These provisions would have been totally superfluous if corporations were required to hold their "annual meetings" every twelve months. As the court concluded in one of the cases relied on by Hilton (App. at 25):

     "Presumably, then, under New York law, annual meetings are contemplated to occur no later than thirteen months after
     the last such meeting . . . ." Ocilla Indus., Inc. v. Katz,
     677 F. Supp. 1291, 1301 (S.D.N.Y. 1987).

          This law is entirely consistent with a publicly available memorandum prepared by Hilton's counsel that clearly recognizes that "annual meetings" need not be held every twelve months. ER 647. Indeed, Hilton's counsel recommended the amendment of any by-law that specifies a particular date for the "annual meeting" to "authorize the board to set an alternative date" (ER 648-49) and prepared a form of by-laws that refers to an "annual meeting" and expressly provides that any "previously scheduled meeting may be postponed" (ER
652). This recommendation refutes Hilton's argument here that the term "annual meeting" means one that must be held every 365 days.

          Further confirmation of ITT's interpretation comes from the fact that many companies have in fact held their annual meetings later than usual, or even postponed an annual meeting that had already been scheduled, in response to a hostile tender offer or proxy contest. ER 309-10.[12] Indeed, the memorandum prepared by Hilton's counsel recommends "defensive" by-law provisions, which will "allow the board of directors some additional negotiating leverage" (ER 648), and goes on to describe "typical recent amendments" (ER 648-49) and recommend by- laws (ER 653).[13]

--------

     12 All of these cases involved the delay or postponement of annual meetings; 19 of them involved responses to hostile tender offers, and three involved hostile proxy contests. ER 309-10.

     13 Counsel's recommended by-laws provide for nominations for an "annual meeting" to be made between 60 and 90 days "prior to the first anniversary of the preceding year's annual meeting" and go on to provide that "[i]n no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholders' notice." ER
653. Counsel's recommendations contradict Hilton's argument (App. at 16-17) that the provisions of Sections 1.3(b) and 2.2 of ITT's by-laws, which require that stockholders submit director

                             ARGUMENT

I.   THE DISTRICT COURT'S DECISION SHOULD BE REVIEWED UNDER THE
     ABUSE OF DISCRETION STANDARD.

          Appellate review of an order denying a preliminary injunction is, in general, "very limited". Big Country Foods, Inc. v. Anchorage Board of Education, 868 F.2d 1085, 1087 (9th Cir. 1989). This Court "will reverse 'only if the district court relied on an erroneous legal premise or abused its discretion'" (id., quoting Sports Form, Inc. v. United Press International, Inc., 686 F.2d 750, 752-53 (9th Cir. 1982)); it "will not reverse merely because we would have arrived at a different result." Big Country, 868 F.2d at 1087; see also Apple Computer, Inc. v. Formula Int'l, Inc., 725 F.2d 521, 523 (9th Cir. 1984); Sega Enters. Ltd. v. Accolade, Inc., 977 F.2d 1510, 1517 (9th Cir.
1992).[14]

          This is particularly so where--as here--the lower court's decision involves issues of fact as well as

--------

nominations 90 days in advance of the anniversary date of the last annual meeting, require the meeting to be held in May.

     [14] The cases cited by Hilton (App. at 4) are not to the contrary. In Northwest Environmental Advocates v. Portland, 56 F.3d 979, 982 (9th Cir. 1995), this Court held that interpretation of an unambiguous state pollution system permit was a question of law subject to de novo review, but that to the extent the district court must look to extrinsic evidence in order to interpret the permit, its findings of fact are reviewed for clear error. And in In re McLinn, 739 F.2d 1395, 1397 (9th Cir. 1984), this Court held that questions of state law are reviewable under the same de novo standard as questions of federal law.

law. See Fed. R. Civ. P. Rule 52(a); United States v. McConney, 728 F.2d 1195, 1200-1201 (9th Cir. 1984). Moreover, since Hilton was seeking a mandatory preliminary injunction (ER 970; see also Stahl v. Apple Bancorp, Inc., 579 A.2d 1115, 1120-21 (Del. Ch.
1990)), its request for relief is "subject to heightened scrutiny" (Dahl v. HEM Pharmaceuticals Corp., 7 F.3d 1399, 1403 (9th Cir. 1993)) and is "particularly disfavored under the law of this circuit." Stanley v. University of S. Cal., 13 F.3d 1313, 1319-20 (9th Cir. 1994). Such relief should not issue unless "the facts and law clearly favor the moving party." Anderson v. U.S., 612 F.2d 1112, 1114 (9th Cir. 1979).

II.  HILTON CANNOT SHOW THAT THE DISTRICT COURT ABUSED ITS
     DISCRETION OR COMMITTED AN ERROR OF LAW IN HOLDING THAT
     NEITHER NEVADA LAW NOR THE BY-LAWS REQUIRE ITT TO HAVE A MAY
     MEETING.

          The District Court held that "neither Nevada law nor
ITT's bylaws require that the 1997 annual meeting be conducted in May". ER 971.

          As summarized above, Nevada law and the ITT by- laws provide the Board with the discretion to determine when and where the ITT annual meeting will be held--the Board has the express authority under NRS 78.330(1) and Section 1.2 of the by-laws to set the date of the annual meeting, subject only to NRS 78.345(1). See pp. 8-9, supra. The District Court thus correctly held:

     "The Court concludes that, subject to the right of the board of directors to specify a shorter period, annual meetings for Nevada corporations are contemplated to occur no later than eighteen months after the last such meeting". ER 972.

          Hilton's efforts to challenge the District Court's finding are without merit.

          First, contrary to Hilton's argument (App. 4- 6)[15],
"annual meeting" in both Nevada law and ITT's by-laws does not mean every 365 days.

          Hilton's argument is rebutted by both NRS 78.330(1) and NRS 78.345. Thus, NRS 78.330(1) (and the ITT by-laws) give the Board discretion when to set the "annual meeting". See p. 8, supra. The Board can exercise its discretion (subject to NRS 78.345)[16],

--------

     [15] Hilton sometimes argued in its briefs below that there was a difference between the meaning of "annual meeting" in the Nevada statute and in the ITT By-laws, and there are remnants of that argument before this Court (see App. at 23-24). However, Hilton provides no rationale for adopting an interpretation of the phrase "annual meeting" in ITT's by-laws that differs from the interpretation of that phrase in the statute--and, indeed, there is no such rationale. In any event, Hilton's counsel conceded at oral argument in the District Court:

     "When you talk about an annual meeting you look first at the statute, go to Nevada statute, they're a Nevada corporation now, 78.330." SER 52-53.

That concession was correct, given the clear law that the statutory scheme should be considered in construing the meaning of the By-laws. See 3 Corbin on Contracts ss. 551, at 198 (1960);
Farmers & Merchants Bank v. Federal Reserve Bank, 262 U.S. 649,
660 (1923).

     [16] Although it would have been possible to adopt by-laws that set a specific date for the annual meeting that is not subject to change by the Board, even Hilton has not argued that including in response to tender offers. This is what other corporations have done and what has been recommended by Hilton's own counsel. See p. 15, supra.

          Similarly, NRS 78.345 defines the time in which the "annual meeting" must be held. Not only does this section have the same function as similar sections in Indiana, Delaware and New York (see p. 14, supra), but the District Court held correctly that there is no reason "why the Nevada Legislature [in NRS 78.345] would postpone for six months a shareholder's remedy for a corporation's failure to hold an annual meeting which the Legislature intended to be held within twelve months of the prior annual meeting." ER 972.[17]

--------

Section 1.2 is such a by-law. Thus, the District Court correctly held (ER 971) that ER Holdings, Inc. v. Norton Co., 735 F. Supp. 1094 (D. Mass. 1990) (cited in App. at 14) is irrelevant. Moreover, even if Hilton's interpretation of the by-laws and the Nevada statute were correct, Hilton does not have any "vested right" in the by-laws because the Board has the power to amend the by-laws. See NRS 78.120(2); ITT By-law Section 13 (ER 191). In Kidsco Inc. v. Dinsmore, 674 A.2d 483 (Del. Ch.), aff'd, 670 A.2d 1338 (Del. 1995), the court held that:

     "where a corporation's by-laws put all on notice that the by-laws may be amended at any time, no vested rights can arise that would contractually prohibit an amendment." Id.
     at 492.

The court also noted that, with an exception not relevant here, "no 'contractual' right to maintain an existing by-law has ever been recognized." Id. at 492 n.6. See also Fischer v. C.J. Lawrence & Co., 481 F. Supp. 357, 361 (S.D.N.Y. 1979); ER 333.

     [17] Hilton's argument (App. at 23-26) that the remedy provided under NRS 78.345(1) is not exclusive misses the point that the court must first decide what the limits on the Board's

          The amendment to NRS 78.330(1), which was enacted in 1991, and the adoption of the predecessor to NRS 78.345 in 1925, dispose of Hilton's reliance on Nevada ex rel. Curtis v.
McCullough, 3 Nev. 202 (1867).[18] In

--------

authority are and then, if Hilton has a "right" to limit that authority, the court can look to remedies--exclusive or otherwise. Hilton plainly has no right. NRS 78.345 defines the Board's duty to have an annual meeting no later than 18 months after the last annual meeting. Hilton has no right to complain that the Board has breached any such duty unless there is an 18-month gap; and Hilton obviously has no "remedy" for a non-right. This is entirely consistent with decisions that Hilton relies on from Nevada and other jurisdictions with similar statutes. In five of these cases, the stockholders had a right to a meeting under the applicable statute. See Ocilla Indus., Inc. v. Katz, 677 F. Supp. 1291, 1301 (E.D.N.Y. 1987); Danaher Corp. v. Chicago Pneumatic Tool Co., 1986 WL 7001, *7 (S.D.N.Y. 1986); Saxon Indus., Inc. v. NKFW Partners, 488 A.2d 1298, 1301 (Del. 1984);
Nevada ex rel. Sears v. Wright, 10 Nev. 167, 174 (1875); Double O Mining Co. v. Simrak, 132 P.2d 605, 608 (Nev. 1942). And in the remaining case, Silver v. Farrell, 450 N.Y.S.2d 938 (N.Y. Sup. Ct. 1982), the by-laws specified a particular date for the meeting; which is not the case here (see n. 16, supra).

     Similarly unavailing is Hilton's attempt to limit the reach of NRS 78.345 by noting that it addresses annual meetings "required by 78.330" rather than annual meetings, like ITT's, that are "mandated by a by-law provision". App. at 23. Hilton is wrong. All Nevada corporations, including ITT, must abide by the terms of NRS 78.330 which mandates that: "Unless elected pursuant [to the written consent statute], directors of every corporation must be elected at the annual meeting of stockholders by a plurality of the votes cast at the election." NRS 78.330 (emphasis added). See also n. 15, supra.

     [18] Hilton's principal cases--Flagg and McCullough--show the importance of viewing the relevant statute. Hilton's reliance on Nevada ex rel. Flagg v. Board of Trustees, 4 Nev. 400 (1868)
(App. at 22) is mystifying. In Flagg, the court interpreted a Nevada statute that set forth a six-month term of office for the initial directors named in the Certificate of Incorporation as requiring the company to hold its first election of directors within six months of its incorporation. See 4 Nev. 404-05 (1868). The court found that the directors could not circumvent the explicit initial term of office set forth in the statute by

McCullough, the court, construing California law as it existed in 1867, found that the legislative purpose of a statutory requirement that directors be "annually elected" was to impose a twelve month term of office. See 3 Nev. at 224.[19] The McCullough court's interpretation of the word "annual" was against the background of the statutes and practices in existence at that time.[20] In the 130 years since McCullough was decided, the corporate statutes of both Nevada and California have been extensively revised. The current Nevada statutory scheme clearly envisions both that the Board has discretion to

--------

passing a by-law setting a later meeting date. Id. at 406-07. In other words, the court held simply that the board could not pass a by-law to avoid a statutory restriction. Hilton's other authority, Nevada ex rel. Curtis v. McCullough, 3 Nev. 202 (1867) (App. at 18-19), is to the same effect. In that case the court, finding a statutory term of office of one year, held that the board could not pass a by-law to avoid that statutory restriction. However, there is no similar term of office provision--either in ITT's By-laws or in the statutes--that would require ITT to hold its annual meeting in May.

     [19] The court therefore held that the directors could not extend their statutory term of office by amending, a few days before the required meeting, a by-law provision that--as the District Court correctly noted (ER 971)--designated a specific date for the annual meeting (the second Thursday of July). See id. at 226-27.

     [20] Chapter 128, Section 124 of the relevant statute provided that the trustees "shall, except the first year, be annually elected by the stockholders at such time and place as shall be directed by the laws of the company". Section 125 referred to the election of trustees "on the day designated by the by-laws of said company", which is inconsistent with NRS 78.330(1). Moreover, that statute did not contain any provision equivalent to NRS 78.345.

set the date of the annual meeting and that, absent a contrary provision in the articles of incorporation or in the by-laws, annual meetings need be held only once every 18 months. When the Nevada Legislature amended NRS 78.330(1) in 1991 and passed the predecessor statute to NRS 78.345 in 1925, it necessarily abrogated any prior judicial holdings that the use of the phrase "annual meeting" required the election to occur once every twelve months. Indeed, if McCullough were still good law, then in amending NRS 78.330(1) and in passing NRS 78.345 the Legislature would have enacted meaningless provisions. There is no need to enact provisions giving directors discretion or granting stockholders the right to compel an election after 18 months, if the Board has no discretion and a stockholder already has the right to compel an election after 12 months merely by virtue of the words "annual" or "year", which appear in NRS 78.330(1) and are used in most corporate by-laws. Adopting Hilton's reasoning, and its reliance on McCullough's out-dated definition of "annual meeting", would create an internal inconsistency in NRS 78.345 since the statute, which uses the phrase "annual meeting", clearly permits such a meeting to be held, if the board so wishes, only once every 18 months. In fact, McCullough has never subsequently been cited by any Nevada court for the proposition advocated by Hilton.

          Second, contrary to Hilton's argument (App. at 16-17), ITT's by-laws do not require a May meeting.

          Section 1.3 of the by-laws does not "limit the directors' service in office to one year." App. at 5. Section 1.3 addresses the purpose of annual meetings, not the term of office of directors. Section 2.2 defines the "Term of Office of Directors", as its title describes, and states:

     "Each Director shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, retirement, resignation or removal."[21]

Indeed, Hilton conceded below that "Section 2.2 of ITT's by-laws provides that the incumbent directors continue in office until their successors are qualified." SER 10.[22]

--------

     21 Consistent with this provision of ITT's by-laws, the proxy materials for the last annual meeting (the meeting at which the current directors were elected) stated that the "directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified." ER 612.

     22 As explained above, Hilton's further argument that the 90-day notice provisions in Section 1.3(b) and 2.2 of ITT's by-laws should be interpreted to require annual meetings to be held every twelve months is contradicted by the draft by-laws prepared by Hilton's counsel, which contain a similar notice provision and clearly anticipate that annual meetings may be more than twelve months apart. See n. 13, supra. If no other provision of the by-laws require that the meeting be held in May, then these notice provisions cannot serve to establish such a requirement. Moreover, contrary to Hilton's unsupported assertion (App. at

Thus, by Hilton's own admission, if the "annual meeting" is not held (or even if it is and the stockholders elect someone not qualified to take office), the incumbents' term will necessarily be more than a year. In other words, Hilton does not really believe its assertion that the ITT directors have a one year term.23

III. HILTON CANNOT SHOW THAT THE DISTRICT COURT ABUSED ITS
     DISCRETION OR COMMITTED AN ERROR OF LAW IN HOLDING THAT THE
     ITT BOARD DID NOT BREACH ITS FIDUCIARY DUTY.

          The District Court held: "ITT has not yet set its annual meeting, nor is it required by Nevada law or its bylaws to conduct that meeting in May 1997. The failure to hold an annual meeting in May, which has not even been set and is not yet required to be set, cannot be viewed as an

--------

17), ITT's counsel did not concede at oral argument that its reading of these provisions means that stockholders may have to give up to 9 months notice of director nominees and that this result was "unreasonable and subject to court challenge". To the contrary, ITT's counsel said that the by-law was irrelevant. See SER 91.


     23 ITT believes that the by-laws unambiguously give the Board discretion in scheduling the annual meeting and that the by-laws do not require an annual meeting every twelve months. If, however, the District Court had found the by-laws ambiguous, it could have considered parol evidence to resolve the ambiguity. See Gramanz v. T-Shirts & Souvenirs, Inc., 894 P.2d 342, 347 (Nev. 1995); Crank v. Nevada Indus. Comm'n, 675 P.2d 413, 415 (Nev. 1984). In that event, as Hilton's own authority holds, the meaning and significance of such parol evidence is a question of fact and the District Court's decision on this question should not be reversed unless it is clearly erroneous. See Northwest Environmental Advocates v. City of Portland, 56 F.3d 979, 982 (9th Cir. 1995), cert. denied, 116 S.Ct. 2550 (1996). That evidence shows that the use of the phrase "annual meeting" in ITT's by-laws was never intended to impose a limit on the discretion of the Board of Directors to determine when, within the limits set by applicable law, to hold the annual meeting. ER 355-56.

     inequitable manipulation by the incumbent Board primarily designed to impede the exercise of the shareholder franchise." ER 974.[24]

Thus, the District Court rejected Hilton's argument, based on Blasius Indus., Inc. v. Atlas Corp., 564 A.2d 651 (Del. Ch. 1988) (which was applied in Shoen v. Amerco, 885 F. Supp. 1332 (D. Nev.
1994)), that ITT's Board must show a "compelling justification" for its failure to set a May meeting date.

          Hilton cannot show that the District Court abused its discretion or committed an error of law in so holding. Indeed, Hilton's argument fails for two separate reasons.

          First, as a matter of law, there cannot be a Blasius violation, even under Delaware law[25], before the

--------

     [24] The District Court further held that "in accord with NRS 78.138 and relevant case authority, ITT's Board of Directors retains reasonable discretion in setting an annual meeting to resist hostile takeover offers." Id.

     [25] Blasius does not comport with Nevada law in two ways. First, even under Delaware law, the Unocal test (see Unocal Corp.
v. Mesa Petroleum Co., 493 A.2d 946 (Del. 1985)) and not some other test would be applied where, as here, there was a potential change of control. Stroud v. Grace, 606 A.2d 75, 82 (Del. 1992). And Unocal is not consistent with Nevada law. Second, Blasius's notion of an unintended breach of a duty of loyalty (564 A.2d at 663) does not comport with Nevada law where NRS 78.138(1) requires a showing of bad faith. See n. 29, infra. Shoen is not to the contrary. In Shoen, the court did not address NRS 78.138(1) and assumed that Delaware law applied. See 885 F. Supp. at 1340-41 & n.20. Moreover, in Shoen, Judge Reed expressly found that the board had acted in bad faith. 885 F. Supp. at 1343-44. The conduct thus violated NRS 78.138(1).

Board has set the meeting date. Stahl v. Apple Bancorp, Inc., 579
A.2d 1115, 1122-23 (Del. Ch. 1990); Kidsco Inc. v. Dinsmore, 674
A.2d 483, 495-96 (Del. Ch), aff'd, 670 A.2d 1338 (Del. 1995). As
Chancellor Allen--the judge in Blasius--has held:

     "while postponement of a noticed meeting will in some
     circumstances constitute an inequitable manipulation, I can in no event see that the franchise process can be said to be sufficiently engaged before the fixing of this meeting date to give rise to that possibility." Stahl, 579 A.2d at
     1123.26

          Recognizing that Stahl is fatal to its argument, Hilton initially represented to the District Court that Stahl is no longer good authority. Counsel was wrong and

--------

     [26] Chancellor Allen held further that "deferring this company's annual meeting where no meeting date had been set and no proxies solicited does not impair or imperil the effective exercise of the franchise to any extent" (id. at 1122):

     "In no sense can the decision not to call a meeting be likened to kinds of board action found to have constituted inequitable conduct relating to the vote. In each of these franchise cases the effect of the board action--to advance (Schnell) or defer (Aprahamian) a meeting; to adopt a bylaw (Lerman); or to fill board vacancies (Blasius)--was practically to preclude effective stockholder action (Schnell, Blasius, Lerman) or to snatch victory from an insurgent slate on the eve of the noticed meeting (Aprahamian).

                              . . .

     "This view may be criticized as placing undue emphasis on the formal act of fixing the date of the annual meeting. However, that is an act of some dignity and significance. Once fixed that date may be postponed at least in some circumstances. But, while postponement of a noticed meeting will in some circumstances constitute an inequitable manipulation, I can in no event see that the franchise process can be said to be sufficiently engaged before the fixing of this meeting date to give rise to that possibility." Id. at 1123 (citations omitted).

knew it; in 1995, the Delaware Chancery Court in Kidsco found that the case before it was "functionally indistinguishable from Stahl" and refused to apply the Blasius "compelling justification" standard. 674 A.2d at 496.27 On appeal, the Delaware Supreme Court "affirmed [Kidsco] on the basis of and for the reasons stated by the Court of Chancery in its well-reasoned Memorandum Opinion". ER 450. Thus, Stahl is good law.

          Hilton now attempts to distinguish Stahl on the grounds that, in Stahl, "[the target board's] conduct was authorized by the company's bylaws" and "delay would not necessarily have the effect of perpetuating [the board] in office because the board was considering a sale of the company." App. at 32-33.28 The District Court correctly rejected these purported distinctions. The conduct of ITT's Board is authorized by both Nevada law and ITT's by-laws. Moreover, neither of Hilton's attempted distinctions is relevant to the Stahl and Kidsco holdings that failure to set an annual meeting date cannot constitute a breach of Blasius; neither attempted

--------

     [27] Hilton's current counsel of record was the counsel for the defendant in Kidsco and relied on the holding in Stahl extensively in its briefing to both the Chancery Court and the Delaware Supreme Court. ER 462-63, 511, 515-18.

     [28] Even if a theoretically valid distinction--which it is not--Hilton's latter argument is just a restatement of its entrenchment assertion, which is completely unsupported. See pp.
28-29, infra.

distinction disposes of Chancellor Allen's "narrow ground that the action of deferring this company's annual meeting where no meeting date has yet been set and no proxies even solicited does not impair or impede the effective exercise of the franchise to any extent." Stahl, 579 A.2d at 1123; see also Kidsco, 674 A.2d at 496.

          Second, Hilton did not provide any facts to show that the Board breached its fiduciary duties or is motivated by a desire to entrench itself.

          Here, Hilton had to show that the Board breached NRS 78.138(1), under which directors must "exercise their powers in good faith and with a view to the interests of the corporation". Hilton had to show that the directors acted in bad faith, not that the Board's actions did not comport with some reasonableness standard such as that articulated in the Unocal case.[29]

--------

     [29] In enacting NRS 78.138(1), the Nevada Legislature considered, and rejected, any requirement that directors must exercise their powers pursuant to a "reasonably prudent director" standard of care. See the Affidavit of Robert M. Sader (SER 1-
6). When NRS 78.138(1) was passed, the Legislature "did not intend to subject the board of directors' actions to an 'objectively reasonable' standard of judicial review [such as Delaware's Unocal standard], opting instead for review solely for compliance with the statutory requirement that the directors act in subjective good faith and with a view to the interests of the corporation. In adopting [NRS 78.138(1)], it was the Legislature's intent to distinguish and disavow standards adopted in other jurisdictions, which impose other degrees of scrutiny of directors' decisions in takeover and non-takeover situations." SER 6; see also Keith P. Bishop, Nevada Corporation Law & Practice, ss. 7.15 at 173-74 (1993). Courts in other states with statutory provisions similar to the Nevada statute have concluded

          Hilton cannot make out a breach of NRS 78.138(1). Contrary to Hilton's speculation that ITT's Board is trying to entrench itself (ER 72), the undisputed facts are that ITT's Board is acting in good faith and with a view to the interests of the corporation, its stockholders and its other constituencies.30 There are good reasons why holding the annual meeting later than May is in the best interests of the corporation, its stockholders and its other constituencies.[30] ER 291-92, 303, 317-29, 350-52;
see pp. 12-13, supra. It is those factors that are motivating the Board's actions rather than any desire for entrenchment. ER 294-95, 359-60.[31]

          Hilton has ignored Chancellor Allen's warning about
"the inherently particularized and contextual nature of any inquiry concerning fiduciary duties." Stahl, 579 A.2d at 1122.
Instead of recognizing the similarity of

--------

that this form of statute eliminates the "reasonably prudent director" standard. See, e.g., WLR Foods, Inc. v. Tyson Foods,
Inc., 65 F.3d 1172, 1184-85 (4th Cir. 1995), cert. denied, 116 S.
Ct. 921 (1996).


     [30] Moreover, the fact that the Board relied on reputable and competent advisors, which even Hilton does not dispute, also means that Hilton cannot show a violation of NRS 78.138. See NRS
78.138.2(b).

     [31] Indeed, in contrast to the speculation by an uninformed affiant (ER 74), the Board has not even discussed whether Hilton's nominees would be elected if the annual meeting were held in May rather than at some later time. ER 294-98, 359. Nor has the Board sought any opinions, from its proxy solicitors or otherwise, on that question. ER 306, 359.

the facts here to those in Stahl,[32] Hilton simply asserts that the rarely applied "compelling justification" test is applicable, which it is not because Hilton has not shown that the Board's "primary purpose" is to interfere with the stockholder franchise. Williams v. Geier, 671 A.2d 1368, 1376 (Del. 1996); Stahl v. Apple Bancorp, Inc., 579 A.2d 1115, 1120 (Del. Ch. 1990). Unlike the cases that Hilton cites,[33] Hilton has not proved--and cannot

--------

     32 In Stahl, Chancellor Allen confronted facts similar to those before this Court--with the exception that the defendant board in Stahl had set a record date for the annual meeting (but not the date of the annual meeting) and then rescinded the record date in face of the hostile tender offer and accompanying proxy fight. As the District Court here held, "[t]he circumstances presented here are far different from those in Shoen or Blasius, but are not unlike those confronted in Stahl. . . ." ER 974.

     Hilton is also wrong in asserting that "'uncertainties' of this type [i.e., the type that have caused the Board's concern here] cannot provide a legally sufficient reason to delay an annual meeting". App. at 33-34. Chancellor Allen again explained why. Here, the proxy contest that Hilton seeks is not merely a proxy contest; rather, it is "the special situation in which the proxy contest [is] tied to a tender offer". Stahl, 579 A.2d at 1124. In Stahl, Chancellor Allen held that, in this "special situation", the shareholders' need for additional information may well justify the Board's decision to delay the annual meeting. Stahl, 579 A.2d at 1124. None of the authorities cited by Hilton involved a proxy contest tied to a tender offer. Indeed, Hilton's principal authority, Shoen, expressly recognized--contrary to Hilton's misreading (App. at 31)--that "a hostile tender offer is not the same thing as a shareholder's vote against incumbent managment" and that a different standard of review may apply where a proxy contest is tied to a tender offer. Shoen, 885 F.Supp. at 1341 n.22.

     [33] Hilton's authorities all involved situations where plaintiffs proved that the board's challenged actions were designed to entrench the directors or prevent an election. In Shoen, 885 F. Supp. at 1344, the board advanced the meeting date to truncate the time available to shareholders to wage a proxy prove--such inequitable conduct. Hilton's failure to make this showing is fatal to its motion. Blasius, 564 A.2d at 658, 660-661 (Del. Ch. 1988). See also Wyser-Pratte v. Smith, 1997 WL 153806, **1-2 (Del. Ch. March 18, 1997); Hershfang v. Knotter, 562 F. Supp 393, 399 (E.D. Va. 1983), aff'd, 725 F.2d 675 (4th Cir.
1984).

     IV. HILTON CANNOT SHOW THAT THE DISTRICT COURT ABUSED ITS
     DISCRETION OR COMMITTED AN ERROR OF LAW IN HOLDING THAT
     HILTON FAILED TO SHOW IRREPARABLE HARM.

          The District Court held that Hilton would not suffer irreparable harm if ITT's annual meeting were not held in May. ER
975-76. Hilton has not shown that the District Court abused its discretion or committed an error of law in so holding.

          Hilton's argument that an injunction must issue in order to prevent the frustration of the ITT stockholders' vote (App. at 35) is wrong. Hilton has no right to a May meeting. The District Court correctly held that "there is no impairment of the shareholder franchise

-----------

contest to have a new board elected. In Blasius, 564 A.2d 656, the board increased the number of directors to preclude majority shareholders from placing a majority of new directors on the board. In Aprahamian v. HBO & Co., 531 A.2d 1204, 1205, 1207 (Del. Ch. 1987), the board postponed the annual meeting on the eve of the meeting after it learned that a dissident shareholder group had proxies representing a majority of the outstanding shares. And in Danaher, 1986 WL 7001 at *13 (S.D.N.Y. 1986), the board cancelled the annual meeting only days after it was notified of a proxy contest, and refused to call a shareholders special meeting, as it "would not cooperate in steps that would lead to the enactment of bylaws 'that would strip the board of directors of management'".

in this case because no annual meeting of shareholders has yet been set and the time for conducting the annual meeting has not yet expired." ER 975; see Stahl, 579 A.2d at 1123.[34]

          Hilton's further argument that additional time will adversely affect the viability of its offer (App. at 36) is refuted by Hilton's public statements. In an April 8 television interview, Hilton's President of Gaming Operations asserted that the only significance for Hilton in having a meeting date set (which he acknowledged could not be in May) was that it would enable Hilton to know when to raise its price. SER 184-85. Moreover, Hilton has publicly acknowledged that a later meeting will not preclude its offer--after the District Court issued its decision, Mr. Bollenbach confirmed, "We are committed to making this transaction a reality" (SER 192) and in the April 24, 1997 edition of the Financial Times, Mr.

--------

     [34] Hilton's authorities are inapposite. In both Shoen v. Amerco, 885 F. Supp. 1332, 1344 (D. Nev. 1994) and International Banknote Co., Inc. v. Muller, 713 F. Supp. 612, 623 (S.D.N.Y.
1989), the parties waging a proxy contest suddenly found that their time to do so had been drastically truncated. And in each of those cases, as well as in ER Holdings, Inc. v. Norton Co., 735 F. Supp. 1094 (D. Mass. 1990), AHI Metnall, L.P. v. J.C. Nichols Co., 891 F. Supp. 1352, 1359 (W.D. Mo. 1995) and Beztak Co. v. Bank One Columbus, N.A., 811 F. Supp. 274, 284 (E.D. Mich.
1992), the enjoined Board action violated either the applicable law, the bylaws, or the Board's fiduciary duties and thus deprived stockholders of their right to vote their shares. Here, the ITT Board's action is entirely consistent with Nevada law, the ITT by-laws, and the Board's fiduciary duties and does not interfere with the stockholder franchise in any way.

Bollenbach was reported as saying that he still believes Hilton's offer is "on track for what we are confident will be a successful conclusion". SER 194. These admissions are fatal to Hilton's claim of irreparable harm.[35] Unless Hilton can specifically explain how Hilton will be harmed if the annual meeting is not held in May (or as soon as possible), the vague and general statements that Hilton relies on are meaningless. Georgia-Pacific, 727 F. Supp. at 34.[36]

--------

     [35] Hilton must demonstrate specific harm flowing from delayed consummation of its offer--simply asserting that "delay always hurts suitors" is not enough to prove harm. See Georgia-Pacific Corp. v. Great Northern Nekoosa Corp., 727 F. Supp. 31, 33-34 (D. Me. 1989); see also Topper Acquisition Corp. v. Emhart Corp., Civ. No. 89-001100-R, 1989 WL 513034, at *4 (E.D. Va.
March 23, 1989) ("The lack of an injunction will harm [the acquirer] only by delaying the [target] stockholders' consideration of the offer until after a trial on the merits. [The acquirer] can easily extend [its] tender offer until that time without incurring any appreciable injury.")

     [36] For this reason, Hilton's authorities are inapposite. In Coalition to Advocate Pub. Util. Responsibilities, Inc. v. Engels, 364 F. Supp. 1202, 1207 (D. Minn. 1973), the bidder had "spent substantial sums of money and labor in preparing for the upcoming proxy battle", which "would have been wasted" if the target board were not enjoined. Hilton does not assert that it has spent significant money or effort in anticipation of the proposed proxy contest. And in each of the other cases cited by Hilton, the principal harm relied on by the court was that the bidder would have been prevented from communicating with the target's stockholders about the tender offer. Hyde Park Partners, L.P. v. Connolly, 839 F.2d 837, 853 (1st Cir. 1988) (bidder would have been prevented from even making an offer for a year); Dan River, Inc. v. Icahn, 701 F.2d 278, 283-84 (4th Cir. 1983)
(bidder would have been prevented from soliciting proxies); Crane Co. v. Lam, 509 F. Supp. 782, 791 (E.D. Pa. 1981) (bidder would have been prevented from sending materials to stockholders concerning tender offer). In addition, the parenthetical

          Moreover, not only will Hilton suffer no injury, but its concern for any injury the ITT shareholders would allegedly sustain is disingenuous. Hilton is wearing "two hats" in its request for extreme relief. ER 321-22, 325- 26. In fact, Hilton wants the meeting held as early as possible so that it can appropriate value for itself from ITT's stockholders before ITT's stockholders can fully assess or realize the value of their investment. ER 305, 320-25, 352-53. Simply put, Hilton wants to steal value from the ITT stockholders. Indeed, Hilton cannot plausibly argue that the ITT stockholders have an interest in holding the meeting at this time, as both Hilton and the market have clearly indicated that Hilton's offer price is too low. ER 306, 323-24, 351-52; SER 184-85. Hilton's financial interest in bettering its chances of success at an inadequate price, rather than an interest in protecting the shareholders from any alleged threat of disenfranchisement, is the motive for its motion. Indeed--Hilton's "struggle to control [ITT] is at the very root

------------

quotation Hilton offers from Hyde Park does not appear anywhere in the opinion.

     Plainly, where stockholders can be bombarded with information disseminated by the target's board but insulated from any contrary information the bidder may want to disseminate, the bidder will suffer, and stockholders will not receive a clear picture of the merits of the bidder's offer. Here, however, Hilton is free to communicate with ITT's stockholders and to counter any information ITT's Board disseminates to them. Indeed, Hilton has already been in communication repeatedly with ITT's stockholders. See, e.g., ER 887, 889.

of [Hilton's] action. [Hilton] is not merely an unhappy shareholder; rather [it] is also a tender offeror who is seeking to gain control of the company." Hilton's interests are thus
"manifestly antagonistic". Baron v. Strawbridge & Clothier, 646
F. Supp. 690, 695 (E.D. Pa. 1986).

                            CONCLUSION

          For all of the reasons set forth above, ITT respectfully requests that Hilton's appeal be denied and the District Court's Order re Preliminary Injunction affirmed.

          Dated this 27th day of May, 1997.

                              LeBOEUF, LAMB, GREENE & MacRAE,
                              LLP

                                by    /s/ SANFORD KINGSLEY
                                   --------------------------
                                   SANFORD KINGSLEY
                                   Cal. State Bar No. 99849
                                   1 Embarcadero Center
                                   4th Floor
                                   San Francisco, CA 94111

                                   THOMAS F. KUMMER
                                   VON S. HEINZ
                                   KUMMER KAEMPFER BONNER &
                                   RENSHAW
                                   Seventh Floor
                                   3800 Howard Hughes Parkway
                                   Las Vegas, NV 89109

                                   RORY O. MILLSON
                                   SANDRA C. GOLDSTEIN
                                   CRAVATH, SWAINE & MOORE
                                   825 Eighth Avenue
                                   New York, NY 10019

                                   Attorneys for Defendant-
                                   Appellee ITT Corporation

                    STATEMENT OF RELATED CASES

          Pursuant to Ninth Circuit Rule 28-2.6, ITT states that there are no related matters currently pending before this Court.


   CERTIFICATE OF COMPLIANCE REQUIRED BY CIRCUIT RULE 32(E)(4)

          This brief uses a monospaced typeface (Courier font), containing ten (10) characters per inch, and consists of 35 pages.

                              /S/ SANFORD KINGSLEY
                              ----------------------
                              Sanford Kingsley

                         PROOF OF SERVICE

     I, Mary E. Mitchell, declare:

     I am employed in the City and County of San Francisco, California. I am over the age of eighteen and not a party to the within cause; my business address is LeBoeuf, Lamb, Greene &
MacRae, L.L.P., One Embarcadero Center, Fourth Floor, San
Francisco, California 94111.

     On May 27, 1997, I served the following document:

           BRIEF OF DEFENDANT-APPELLEE ITT CORPORATION

by placing a true copy thereof in a sealed Federal Express envelope, in the ordinary course of business for collection that same day at LeBoeuf, Lamb, Greene & MacRae, L.L.P., One
Embarcadero Center, Fourth Floor, San Francisco, California
94111, addressed to each person as follows:

Bernard W. Nussbaum             Steve Morris
Eric M. Roth                    Kristina Pickering
Marc Wolinsky                   Matthew McCaughey
     Scott L. Black             Schreck Morris
Wachtell, Lipton,               1200 Bank of America Plaza
     Rosen & Katz               300 South Fourth Street
51 West 52nd Street             Las Vegas, NV 89101
New York, NY 10019

     I declare that I am readily familiar with the business practices of LeBoeuf, Lamb, Greene & MacRae, L.L.P. for collection and processing of correspondence with Federal Express and that the correspondence would be deposited with Federal
Express that same day in the ordinary course of business.

     I declare under penalty or perjury under the laws of the State of California that the foregoing is true and correct and that this declaration was executed on May 27, 1997, at San
Francisco, California.

                                   /S/ MARY E. MITCHELL
                                   ----------------------

PROOF OF SERVICE

     I, Mary E. Mitchell, declare:

     I am employed in the City and County of San Francisco, California. I am over the age of eighteen and not a party to the within cause; my business address is LeBoeuf, Lamb, Greene &
MacRae, L.L.P., One Embarcadero Center, Fourth Floor, San
Francisco, California 94111.

     On May 27, 1997, I served the following document:

          DEFENDANT-APPELLEE ITT CORPORATION'S
          SUPPLEMENTAL EXCERPTS OF RECORD

by placing a true copy thereof in a sealed Federal Express envelope, in the ordinary course of business for collection that same day at LeBoeuf, Lamb, Greene & MacRae, L.L.P., One
Embarcadero Center, Fourth Floor, San Francisco, California
94111, addressed to each person as follows:

Bernard W. Nussbaum             Steve Morris
Eric M. Roth                    Kristina Pickering
Marc Wolinsky                   Matthew McCaughey
     Scott L. Black             Schreck Morris
Wachtell, Lipton,               1200 Bank of America Plaza
     Rosen & Katz               300 South Fourth Street
51 West 52nd Street             Las Vegas, NV 89101
New York, NY 10019

     I declare that I am readily familiar with the business practices of LeBoeuf, Lamb, Greene & MacRae, L.L.P. for collection and processing of correspondence with Federal Express and that the correspondence would be deposited with Federal
Express that same day in the ordinary course of business.

     I declare under penalty or perjury under the laws of the State of California that the foregoing is true and correct and that this declaration was executed on May 27, 1997, at San
Francisco, California.

                                /S/ MARY E. MITCHELL
                                ----------------------